Exhibit 21.1

Subsidiaries of NextDecade Corporation

Subsidiary Name	State of Incorporation
NextDecade LNG, LLC	Delaware
Rio Grande LNG, LLC	Texas
Rio Bravo Pipeline Company, LLC	Texas
Galveston Bay LNG, LLC	Texas